Exhibit 10.8

China Teletech Limited

and

Zhao Yuan

Call Option Agreement

Call Option Agreement

This agreement is made on the _____________day of _____________ in China

BETWEEN
(1)	China Teletech Limited, a BVI company with register address in P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CTL")

(2)	Mr. Zhao Yuan (Holder of the PRC passport number G34862025), a PRC national residing at Room 904, Tower C, Shengyueju, 149 Fengyuan Road, Guangzhou, China (Mr. Zhao)

(In the following text, either party of CTL or Mr. Zhao will be called as “One Party”, and both parties will be called as “Both Parties”)

Whereas：

(1)	Mr. Zhao, the shareholder of the Chinese operating company, hold 49% equity interest in the Chinese company. See details in Exhibit 1.

(2)	Mr. Zhao has the intention to transfer part or all of his equity interest in the Chinese company to CTL without violating the regulations of PRC law, and CTL has the intention to accept the transfer.

(3)	In order to implement the transfer of the equity interest above, Mr. Zhao agree to give an unconditional, irrevocable and exclusive call option to purchase this equity interest.

(4)	The arrangements under this agreement have been approved by the shareholder of the Chinese operating company, and Mr. Zhao has given up the priority to purchase the company stock.

The two parties enter into this contract through the principle of willingness and equality. The two parties agree as follow:
1.	Definitions

1.1	The following terms shall have the following meanings, unless there are additional provisions in this agreement:

“This agreement”	Means the agreement and its exhibits, attachments, amendments and abalienating (if any).
“Chinese operating company”
Means “Shenzhen Rongxin Investment Company Limited”, a company incorporated in China Shenzhen with good standing (“the compnay”). It locates at  RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China, with register number of 440301102999655..

“Register capital”	On the date of this agreement, The register capital of the Chinese operating company above is RMB10,000,000.

“share transfer”
According to Section3.2, When CTL execute the call option(“option execution”), CTL has right to ask Mr. Zhao  transfer certain amount of the Chinese operating company’s shares to CTL or its designee. The share amounts (partial or the whole shares) will be determined by CTL according to the terms of this agreement and China law.

“price of transferred shares”	When CTL execute its option, CTL or its designee have to pay the price of transferred shares to Mr. Zhao according to the setting standard of price in Section 4.

“Business certificates”	The Chinese operating company is running business in good standing, and has obtained all permitted certificates, including certificate of incorporation and tax registration.

“Assets”
All materiality or immateriality asserts owned by the Chinese operating company, including but not limited to any  realty, movable property, goodwill, trade mark, and other intellectual property right including copyright, patent, domain name, usufruct of software, etc.

“Material agreemets”	Any material agreement that will affect the business or assets of the Chinese operating company, including but not limited to the agreements may be singed between the company and CTL in future.

“Pledge agreement”	The Pledge agreement signed by CTL and Mr. Zhao in 2009 that Mr. Zhao pledges 49% equity interest of the Chinese operating company to CTL.

“Loan agreement”	The agreement signed between CTL and Mr. Zhao in 2009, in connection with Mr. Zhao borrows RMB 4,900,000 from CTL to set up and take 49% equity of the Chinese Operating Company.

“Business date”	Except for Saturday, the normal working days of Chinese banks

“China”	People’s Republic of China. Particular in this agreement, it does not include Hong Kong, Macau and Taiwan.

“Hong Kong”	Hong Kong Special Administrative Region；

“RMB”	The legal Currency used in China

“HKD”	The legal Currency used in Hong Kong

“USD”	The legal Currency used in the United States.

“Chinese law”
Means the effective Chinese constitution, law, administrative law, local regulation, rules from ministries and commissions of State Department, local government rules and documents with legal force.(including explanations made by the entitled agencies)

“%”	Percentage.

1.2	Conditions mentioned in this agreement are the terms of this agreement; Sections mentioned in this agreement means the sections appeared in this agreement.

1.3
The singular words in this agreement include plural words, vice versa. The words with gender or neutral include all gender. The mention to “person”, “third party”, “third person ”shall include natural person, a corporate body or non-corporate entity( other organizations), including government agents.

1.4	In the agreement, unless otherwise stated, “day” means calendar day, which does not exclusive of compulsory holiday, Saturday and Sunday. One year is 365 days, or 366 days for leap year.

1.5	Unless otherwise stated, “behavior” means doing something or not doing something

1.6	Titles or index of the agreement is only used for easy reading, not effect on the explanation of the document.

1.7	If any terms of law are quoted, it includes the terms in the law and its revision, amendment, or extended explanation if any.

2.	The grant of call option.

2.1
Mr. Zhao hereby irrepealably and unconditionally grants an exclusive call option to CTL. According to this call option, CTL or its designees has the right to accept the share transfer from Mr. Zhao at a price and method set in this agreement within the terms of this agreement. The premise is that CTL is allowed to be the holder of the transferred shares according to Chinese law.

3.	Execution of the option.

3.1	CTL has absolutely direction to decide the time, manner and times to execute the option on the premise that CTL is allowed to be the holder of the transferred shares according to Chinese law.

3.2
If the current China law allows CTL and/or designee to hold all the shares of the Chinese operating company, CTL can execute all the call options at one time, and CTL and/or designee receives all the transferred shares from Mr. Zhao at one time; If the current China law only allows CTL and/or designee to hold part of the shares of the Chinese operating company, CTL has the right to decide the amount of the transferred shares, which should not be over the limited percentage of the company stocks. On the latter situation, CTL can increase its holding shares according to the newly laws in China. It can execute the option many times so that it can acquire all the shares of the Chinese company gradually.

3.3
Each time when CTL execute the option, CTL has the right to decide the percentage of the shares to be transferred from Mr. Zhao to CTL and/or its designee. Mr. Zhao shall transfer such shares according to CTL’s requirements to CTL and/or its designee. And CTL and/or its designee should pay Mr. Zhao for the shares transferred each time.

3.4	Each time when CTL execute the option, CTL and/or its designee can be the transferee of the shares.

3.5
Each time when CTL decide to execute the option, its should send a notice of the execution of option (“Execution notice”, an example is attached as Exhibit 1) to Mr. Zhao. Mr. Zhao should transfer all the shares described in the notice to CTL and/or its designee at once, according to Section 3.6 in this agreement.

3.6	Mr. Zhao hereby makes warrants that it will do the following upon receipt of the Execution notice:

(1)
Convene a shareholder meeting, reach resolutions in the meeting, and take any necessary actions, including agreements made by the shareholders of the Chinese company that they give up any priority of purchasing the company’s shares, and agree to transfer the shares to CTL and/or its designees according to the instructions to the execution notice.

(2)	Mr. Zhao should immediately sign a share transfer agreement with CTL and/or its designees to transfer the shares in the amount described in the execution notice to CTL and/or its designees.

(3)
Mr. Zhao should provide necessary support and cooperation(including provide and sign other relating law documents, perform all government approval, registration, filing procedures and bear all the relevant obligations )to enable CTL and/or its designees to obtain the transferred shares without legal flaws.

3.7
In order to actualize the transactions in this agreement, Mr. Zhao hereby ensures that any agreements signed in future shall not include any conditions or terms against the regulations in this agreement, or conditions which are restricted by this agreement.

4.	Share Price and payments.

4.1	In this agreement, CTL purchase shares of the Chinese operating company owned by Mr. Zhao at the price of either calculation below:

(a)	If the valuation of company asset is unnecessary according to China law, the price of total share is RMB 4,900,000.

(b)	If the valuation of company asset is necessary according to China law, the price of total share is 80% of the total valuation price of company asset.

If CTL only request to purchase partial shares of the company, the calculation of the shares is: 80% of corresponding evaluation price of the request shares.

4.2
On the premise of no violations of China law, CTL has right to require that the transferee bear the Repayment obligations of Mr. Zhao in this agreement by the corresponding proportion of the transferred ownership; or release the corresponding proportion of the loan under this agreement to offset the corresponding payment to Mr. Zhao of the transferred ownership. Mr. Zhao will unconditionally grants this arrangements by CTL.

5.	Representations and warrants.

5.1	Mr. Zhao hereby makes representations and warrants to CTL as follows:

(a)
Mr. Zhao has legal right and capacity to execute and fulfill this agreement, and other documents concerned by the transaction mentioned in this agreement. It has legal right and capacity to bear obligation and liabilities according to this agreement and it can independently act as a litigation participants.

(b)	This agreement shall be legally and properly executed, and has legal effect, and can be enforced according to the terms of this agreement.

(c)
The registered capital has been fully paid by shareholders of the Chinese operating company. The tax fess and expense arouse by the consideration of the share transfer have been fully paid by Mr. Zhao.

(d)
It is the recorded legal owner of the transferred shares. Except the rights stipulated in this agreement and the pledge agreement, there are no trust, custody, lien, pledge, claim rights and other restrictions on security interests and rights from third parties on the shares. According to this agreement, once CTL and/or its designees execute the option, they can obtain Good, complete, not with any trust, custody, lien, pledge, claim rights and other security interest or a third party’s ownership restrictions on the transferred shares.

(e)	The execution and implement of this agreement have No violations or conflicts with other agreement which Mr. Zhao is a party.

(f)
There is not any law suit or legal request by any governments, court, or arbitral tribunal against Mr. Zhao, its property or the pledged shares, as known by Mr. Zhao, which will be significant effect on its ability to fulfill its guaranteed obligations as defined in this Agreement.

(g)
The Chinese Operating Company is a limited liability company,  legally set up as according to China law.  It is a legal person, which can take actions legally independent and can act as a litigation participant.

(h)
There is not any law suit or legal request by any governments, court, or arbitral tribunal against Mr. Zhao, its property or the pledged shares, as known by Mr. Zhao, which will be significant effect on its ability to fulfill its guaranteed obligations as defined in this Agreement.

(i)
The Chinese operating company runs business in accordance with law and there is no violation of the rules of Industry and commerce, taxation, quality and technical supervision, labor and social security and regulations of other government departments. There is no dispute caused by breaching of contracts.

(j)
The Chinese operating company has all the necessary business licenses, permission or approval to operate. The Chinese operating company has full rights and qualifications to operate related business in China within the business scope of the company.

5.2	Mr. Zhao makes guarantees to CTL that the statements and warrants above are true, complete and accurate, without any Omission, misleading or incorrect as of the effective date of this agreement.

6.	Special Commitments of Mr. Zhao.

6.1	In order to maintain and increase the equity value of the company, Mr. Zhao hereby makes commitments as follow:

(a)
Mr. Zhao must adopt all necessary measures to enable the company to obtain all business licenses, approvals and permits in time and let them continue to be effective within the terms of this agreement.

(b)	Within the terms of this agreement and without written agreements from CTL,

(i)	Mr. Zhao shall not transfer its shares or set a trust, custody, any security interest or other rights of third parties on its shares.

(ii)	Mr. Zhao shall not point out, or associate with or agree with any shareholders of record to point out a proposal to increase or decrease the register capital of the Chinese operating company.

(iii)	Mr. Zhao shall not handle or cause management of the Chinese company to handle any assets of the company.

(iv)
Mr. Zhao shall not terminate or cause the management to terminate any material agreements made by the Chinese operating company, or enter into any agreements which has conflicts with the current material agreements.

(v)	Mr. Zhao shall not appoint or replace of any executing director or members of the board, supervisors or other management members of the Chinese operating company.

(vi)	Mr. Zhao shall not cause the company to declare the distribution or actual release of any Distributable profits, dividends or share interest.

(vii)	Mr. Zhao shall not propose to amend or cause the company’s management to amend the Chinese operating company’s Articles of Association.

(viii)	Mr. Zhao commits to CTL that the Chinese operating company will not lend or borrow any money, provide any warrants, or bear any actual liabilities out of the scope of normal business activities.

(ix)	Mr. Zhao shall not propose, associate with any other shareholder of record to propose, or agree with any other shareholder of record to change the Percentage of shareholders investments.

(c)	Mr. Zhao will ensure the good standing of the Chinese operating company, and ensures the company will not to be terminated, merged, devised, clear or dissolved.

(d)
Within the terms of this agreement, Mr. Zhao shall try its best to develop the company’s business to ensure the company’s legal and compliant operation. And it will not carry any action may cause harm to the company’s assets, goodwill or the validity of business licenses.

(e)
After execution of this agreement, Mr. Zhao(“Consigner”) will sign an authorization letter according to CTL’s requirements, to authorize the designee of CTL(“Assignee”) to be the representative of CTL on the shareholder meetings of the Chinese operating company to execute all the rights of the company’s shareholders,  including voting rights. The premise of the authorization is that the designees are Chinese and CTL agree to make authorization and agree with the content of the authorization. Once CTL issue a written notice to dismiss and replace the designees, Mr. Zhao should withdrawal the entrust made to the designee upon receipt of such written notice, and designate the new designees appointed by CTL to execute all the rights of the company’s shareholders. Mr. Zhao commits it will not withdraw the authorization to the designee unilaterally within the terms of this agreement.

(f)
When CTL execute its option, Mr. Zhao shall try its best to actualize CTL’s options right, including but not limited to rights of relating law (but mandatory rules of China law or conditions of this agreement are exceptions).

7.	Confidential.

7.1
Both parties shall keep confidential of the contents of this agreement, and shall not reveal any content of this agreement to any other persons or release any content of this agreement by any form, except that (1) Any disclosures of the regulations of applicable law or  stock exchange institutions; (2) the disclosed information is public available and its disclosure is not result from the violations of the breaker of this agreement; (3) any disclosures made to any party’s shareholder, legal consultant, accountants, financial consultant or other professional consultant; (4) disclosures granted by any party to the other party of this agreement.

7.2	The regulations of this section shall not be affected by the pause or termination of the agreement.

8	Events of defaults

8.1	Except the breach of the stipulations, representation, warranty or promise made in this agreement, the following conditions will also constitute the defaults of Mr. Zhao:

(a)
 Mr. Zhao’s external Loans, guarantees, compensation, commitments or other redemption duties: (1) Early repayment or performance because of default; or (2) Not to repay or discharge on track on the expired date. These will result in CTL’s consideration that Mr. Zhao’s abilities have been badly affected or threatened.

(b)	Shanghai fails to repay momentous loan aroused by Infringement, unjust enrichment, management.

(c)	Mr. Zhao fails to perform the obligation because the transactions and arrangements in this agreement become illegal according to the promulgations and amendments in China law.

(d)	If the required Consent, permission, approval, registration or authorization from the government to perform this agreement was withdrawn, revoked, suspended, invalid or changed substantively;

(e)	Adverse changes in the assets owned by Mr. Zhao makes CTL think that the Mr. Zhao’s abilities have been badly affected or threatened.

(f)	Mr. Zhao is filed for bankruptcy or initiates to apply for bankruptcy, or a serious threat for bankruptcy exists in bankruptcy;

(g)
The Chinese operating company is filed for bankruptcy, dissolution, separation, reorganization, liquidation, business license is revoked, or it initiates to apply for bankruptcy, dissolution, separation, reorganization, liquidation, or apply for cancellation of business registration, or serious threat for these events exist in the company;

(h)
The required approval, permit, registration or record to operate businesses are revoked, or the legal qualifications to be engaged in business within the scope of its operations are severely restricted or impaired.

8.2
Any party (the "breaker”) breach the obligations of this agreement with the premise that it doesn’t affect other rights enjoyed by another party(the “keeper”), the breaker should take responsibilities of the liabilities of breach, including but not limited to actual performance, adoption of remedial measures and redemption of damages.

8.3
If Mr. Zhao breaches any obligations under this Agreement the situation, it shall take responsibilities of the legal liabilities of the pledge agreement signed with CTL, except the legal liabilities set in Section 8.2 and other agreements (if any).

8.4
The termination or release of this agreement shall neither affect any party’s liabilities of this agreement before its termination or release, nor any party’s right to purse the responsibilities of breach.

9.	Validation, expired date and termination.

9.1	This agreement shall be valid upon the executions by both Parties or authorized representatives by both sides on the written day above.

9.2
Unless otherwise stated, this agreement will be terminated automatically when all the company shares have been transferred to CTL and/or its designees according to the terms of this agreement, and the requirements of China law.

9.3	This agreement will be terminated before the expired date once the following happens:

(a)	Mr. Zhao fails to transfer the shares to CTL and/or its designees according to Section 4 because of the limitation of China law, and CTL also inform Mr. Zhao the termination by written notice.

(b)
When CTL executes the rights of auction sale, sale-off or transfer of shares under the pledge agreement, which lead to a situation that Mr. Zhao is no longer a beneficial owner of any company shares, and Mr. Zhao issues a written notice of the termination.

10.	Tax and fees.

10.1	Both parties shall bear its own legal, financial, commercial or other expenses or cost related to negotiate, draft, or finalize this Agreement/.

10.2	The taxes or charges according to the China law resulting from this Agreement shall be borne by the party as according to the China Law.

11.	Notice.

11.1
Notices sent by the parties to perform the rights and obligations under this Agreement shall be in writing. If sent by personal delivery, EMS, or prepaid registered letter, such a notice shall be sent to the receiver’s address as follows or the receiver shall inform the sender other address in written in five days dance; if sent by t facsimile, such a notice shall be faxed to the number as follows:

If to China Telecom Limited

Address: 20A Guomao Commercial Building 3009 Nanhu Road, Luohu District, Shenzhen, China.

If to Mr. Zhao Yuan

Address: Room 904, Tower C, Shengyueju, 149 Fengyuan Road, Guangzhou, China

11.2
To avoid any mis-understanding, if sent by personal delivery, such a notice shall be deemed served upon actual delivery; if sent by telex or facsimile, such a notice shall be deemed served at the time of transmission.  However, the original copy need to be sent out by personal delivery after that. If sent by EMS or prepaid Registered letter, such a notice shall be deemed served after 48 hours of sending, or 10 days if is oversea’s mail.  To prove the effectiveness of sending, address or dispatching on the notice need to be shown.

12	Transferring.

12.1
Mr. Zhao certifies that:  CTL has the right to transfer all or partial of its rights or obligations as defined in this Agreement without agreed by Mr. Zhao.  CTL only need to inform Mr. Zhao of the transferring during a reasonable period after transferring.

12.2	Without written agreement by CTL, Mr. Zhao can not transfer the rights or obligations as defined in this Agreement.

13.	Governing laws

13.1	This agreement shall be governed by and construed in all respects in accordance with the laws of PRC.

13.2
Both Parties agrees without redemption that: if any disputes in connection with the Agreement, both parties need to negotiate with each to resolve; If the disputes can not be negotiated, the disputes need to be summit to Chinese International Economic Trading Arbitration Committee, Southern China Branch, in accordance with effective International arbitration regulations.  This arbitration result is final one which is binding to both parties.  It can be executed court or other execution organization under governing.

14.	General regulations.

14.1
CTL and Mr. Zhao agree to complete, sign, submit and fulfill and ensure other related parties to complete, sign, submit and fulfill further actions, signed documents and provided data, to facilitate this Agreement under expected arrangement.

14.2	Timing is an important factor of this Agreement.

14.3
Any content in this Agreement shall not be considered that both parties are in a partnership or any of one party is another party’s agent, any one party is not granted the rights to set obligation against the other party.

14.4
Without written consent by both parties regarding this Agreement, any revision, changes or adding of rights or obligations of the terms in this Agreement, including but not limit to the changes, revision or adding according to the government’s approval and revision advice, are considered as invalid.

14.5
This Agreement is the sole and complete agreement of both Parties for the transaction as defined in this Agreement, which will replace any commitments, contracts, arrangements, statements, willingness, presentations or understandings before signing off this Agreement.

14.6
Any one party grants to third party of ceasing to execute, forgiving or not able to execute certain rights will not decrease, waive off or limit the rights as defined in this Agreement and the right to pursue the third party.  The Keeper waive off the breaking obligation of the Breaker, shall not be considered as waiving off final compensation right against the Breaker.  If partially or individually executing any rights in accordance with this Agreement, It will not take any effect of this Party to further execute the rights or execute other rights.

14.7
The rights, benefits and compensation request as defined in this Agreement can be accumulated and added.  If any one party executes the rights, benefits or compensation requests as defined in this Agreement, it can also enjoy, execute or claim for any rights, rescuing, compensation request as granted by laws.

14.8
If under certain circumstances, any terms of this Agreement is announced to be invalid by any court, arbitration organization, or other organizations with governing right, where it is permitted under laws, these terms will be treated to be deleted in this Agreement.  However, even though, the validation, legality, and compulsory execution of other terms in this Agreement will not change and will be still valid.

14.9
This Agreement is still applicable to the successors, inheritors or transferees of each party, regardless of changing of name, organization forms, or in-charging governor of each party or its successors, inheritors or transferees.

14.10	This Agreement is written in Chinese with 3 copies at equal legal effect. Both parties take one copy each and another for Chinese Operating Company.

14.11
The two parties can sign this agreement together or separately (only applicable on the occasion of executing through fax or mailing), and signed agreement will be treated valid by either way. This agreement shall take effective up executions of the two parties or their authorized representatives. The agreement signed by the two parties separately will constitute one entire instrument.

(No content following)

Signature page

Each Party or its representative sign off this Agreement as of the date set out in first page of this Agreement:

Zhao Yuan
On behalf of China Teletech Limited
Zhao Yuan /s/

Zhao Yuan
Zhao Yuan /s/

Exhibit 1

Company name:	Shenzhen Rongxin Investment Company Limited

Registered capital:	RMB10,000,000

Shareholder:	Name	paid capital amount	percentage of equity interest

	Liu Dong	RMB 5,100,000	51%

	Zhao Yuan	RMB 4,900,000	49%

	Total	RMB 10,000,000	100%